Execution Copy
AMERICAN INTERNATIONAL GROUP, INC.
TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is entered into by and between Lucy Fato (the “Employee”) and American International Group, Inc., a Delaware Corporation, together with each of its subsidiaries and controlled affiliates (collectively, the “Company” or “AIG”), as of September 1, 2023.
I.Transition Period
Through September 30, 2023, the Employee shall remain employed as Executive Vice President, General Counsel & Global Head of Communications and Government Affairs of the Company and shall perform such duties as shall, from time to time, be reasonably requested by the Chairman & Chief Executive Officer of the Company (the “CEO”).
Effective as of October 1, 2023 (the “Transition Date”), the Employee will transition from serving as an executive officer of the Company and, during the period (the “Transition Period”) from October 1, 2023 through such date as determined by the CEO with 30 days’ prior written notice to the Employee; provided that such date shall be no earlier than March 31, 2024, the Employee shall remain employed by the Company in a non-executive position as a Vice Chair of the Company, reporting solely and directly to the CEO. Notwithstanding the foregoing, if the CEO determines that the Employee materially breached her obligations pursuant to Section II or XIII below, then the CEO may terminate the Employee’s employment at any time without prior notice to the Employee. The actual date of the Employee’s termination of employment under this Agreement shall be referred to herein as the “Separation Date”.
II.Transition Period Duties
During the Transition Period, the Employee shall perform such duties (the “Transition Duties”) reasonably requested by the CEO, which duties shall be subject to the CEO’s oversight. During the Transition Period, (x) the Employee shall use her best efforts to perform the Transition Duties in a reasonable and professional manner; (y) the Employee’s primary work location shall be the Employee’s home office(s); and (z) the Company shall continue to provide administrative and information technology support to the Employee on the same basis as executive officers of the Company.
III.2023 Annual and Transition Period Compensation
(a)From the effective date of this Agreement through December 31, 2023, the Employee shall receive (i) the Employee’s base salary at the rate in effect as of the date hereof and (ii) payment of the Employee’s 2023 annual short term incentive award based on the Employee’s target short term incentive opportunity in effect for 2023, without proration, in an amount determined by the CEO based on the Company’s achievement of business performance objectives and the Employee’s achievement of personal performance objectives. The short term incentive award shall be no lower than one million nine hundred thousand dollars ($1,900,000) and will be paid at the same time as short term incentive awards are paid to executive officers of the Company and in no event later than March 15, 2024.

(b)Subject to Sections III(c) and V(c), from January 1, 2024 through the Separation Date, the Employee shall receive (i) the Employee’s base salary at the rate in effect as of the date hereof in accordance with the Company’s regular payroll practices (it being understood that, if the Separation Date occurs before September 30, 2024, the Employee shall continue to receive such base salary payments through September 30, 2024 as though the Employee had remained employed through such date); (ii) payment of a 2024 annual short term incentive award in an amount determined by the CEO based on the Company’s achievement of business performance objectives and the Employee’s achievement of personal performance objectives, without proration, but in any event in an amount not lower than one million seven hundred fifty thousand dollars ($1,750,000), as soon as practicable following the Separation Date, but in no event later than March 15th of the year immediately following the Separation Date; (iii) a long term incentive award with a grant date value equal to three million three hundred thousand dollars ($3,300,000), in the form of fifty percent (50%) performance share units and fifty percent (50%) restricted stock units under the terms of the Company’s Long Term Incentive Plan, to be granted at the same time in 2024 as long term incentive awards are granted to executive officers of the Company; and (iv) continued participation in the Ayco Personal Financial Management program, in each case subject to standard payroll deductions and withholdings.
(c)Notwithstanding the foregoing Section III(b), if the CEO reasonably determines that the Employee has materially breached her obligations pursuant to Section II above or Section XIII below, then the Employee shall forfeit her right to receive (x) any remaining base salary payments set forth in Section III(b)(i) above, (y) payment of the 2024 annual short term incentive award set forth in Section III(b)(ii) above and (z) if such breach occurs before 2024 long term incentive awards are granted to executive officers of the Company, the long term incentive award set forth in Section III(b)(iii) above. Any payments and benefits provided pursuant to Section III(b) shall also be subject to the Employee’s execution and non-revocation of this Agreement and the reaffirmation of the release provisions contained in this Agreement, as set forth at Exhibit A.
(d)During the Transition Period, the Employee shall continue to accrue paid vacation and shall remain eligible for all employee benefit plans available to executive officers of the Company through the Separation Date (it being understood that the Employee shall be permitted to use a private car service for which the Employee may seek reimbursement when used for business purposes). The Company shall also continue to reimburse the Employee for all reasonable business expenses incurred by the Employee in the course of performing her Transition Duties in accordance with Company policies applicable to executive officers of the Company.
(e)All payments made to the Employee during the Transition Period shall occur on customary payment dates and will be subject to standard payroll deductions and withholdings.
IV.Separation from Employment
The Employee’s employment with the Company shall terminate on the Separation Date, as of which the Employee shall cease performing the Transition Duties and shall no longer report to work for the Company.

V.Separation Benefits
(a)Upon the Employee’s termination of employment under this Agreement for any reason other than by AIG for Cause, as such term is defined in the American International Group, Inc. Amended and Restated 2012 Executive Severance Plan (the “Executive Severance Plan”) (it being understood that any such determination of Cause shall be made by the CEO), subject to the Employee’s execution and non-revocation of this Agreement and the reaffirmation of the release provisions contained in this Agreement, as set forth at Exhibit A:
(1)The Employee shall receive a separation payment calculated in accordance with Section IV.B(2) of the Executive Severance Plan, in the gross amount of six million one hundred thirty-four thousand five hundred dollars ($6,134,500), less applicable tax withholdings, paid in a lump sum within thirty (30) days following the Separation Date;
(2)The Employee shall be entitled to a Supplemental Health and Life Payment of forty thousand dollars ($40,000) which may, among other things, be used to pay for COBRA and life insurance coverage after the Separation Date, paid in a lump sum within thirty (30) days following the Separation Date; and
(3)The Employee’s outstanding equity awards granted pursuant to the terms of the Company’s Long Term Incentive Plan shall immediately vest (it being understood that the Employee’s Restricted Stock Units and Performance Share Units shall settle on their normal schedule as set forth in the Employee’s award agreement(s)) (such acceleration of vesting described in this clause (c), the “Equity Award Acceleration”), and the Employee’s outstanding stock options shall remain outstanding for their respective full scheduled term.
(b)If the Employee’s employment is terminated by the Employee before September 30, 2024 for Good Reason, as such term is defined in the Executive Severance Plan, then, subject to the Employee’s execution and non-revocation of this Agreement and the reaffirmation of the release provisions contained in this Agreement, as set forth at Exhibit A, and, in the case of the payments and benefits provided pursuant to Section III(b)(i)-(iii) above, the Employee not otherwise materially breaching her obligations pursuant to Section II above or Section XIII below, the Employee shall be entitled to the provision of each of the payments and benefits under this Agreement; provided that, for the avoidance of doubt, any base salary amounts payable to the Employee under this Agreement through September 30, 2024 shall continue to be paid in accordance with the Company’s regular payroll practices. For purposes of the foregoing sentence, Good Reason (x) shall not arise from any change in the Employee’s annual target direct compensation or diminution of the Employee’s authority, duties or responsibilities to the extent contemplated by this Agreement and (y) shall include the termination of employment (by resignation, retirement, death or permanent disability or otherwise) of the current Chairman & Chief Executive Officer.

(c)If the Employee’s employment terminates due to the Employee’s death or Disability, as such term is defined in the Executive Severance Plan, then, subject to the Employee’s execution and non-revocation of this Agreement and the reaffirmation of the release provisions contained in this Agreement, as set forth at Exhibit A, and, in the case of the payments and benefits provided pursuant to Section III(b)(i)-(iii) above, the Employee not otherwise materially breaching her obligations pursuant to Section II above or Section XIII below, the Employee shall be entitled to the provision of each of the payments and benefits under this Agreement; provided that, (i) for the avoidance of doubt, any base salary amounts payable to the Employee under this Agreement through September 30, 2024 shall continue to be paid in accordance with the Company’s regular payroll practices and (ii) notwithstanding the foregoing, if such termination of employment occurs before 2024 long term incentive awards are granted to executive officers of the Company, then the Employee shall forfeit the right to receive the long term incentive award set forth in Section III(b)(iii) above. Where applicable, references to the Employee in this Section V(c) shall refer to the Employee’s estate or other representatives, as the case may be.
VI.Other Benefits
Except as expressly specified herein, nothing in this Agreement modifies or affects any of the terms of any benefit plans or programs (defined as medical, life, pension and 401(k) plans or programs and including, without limitation, the Company’s right to alter the terms of such plans or programs). No further deductions or employer matching contributions shall be made on behalf of the Employee to the American International Group, Inc. Incentive Savings Plan (“ISP”) as of the last day of the pay period in which the Separation Date occurs.
Following the Separation Date, the Employee shall no longer participate in or be eligible for coverage under the Company’s Short-Term and Long-Term Disability programs and the ISP. After the Separation Date, the Employee may decide, under the ISP, whether to elect a rollover or distribution of the Employee’s account balance or to keep the account balance in the ISP.
As set forth in Section IV.D of the Executive Severance Plan, the Employee shall be entitled to continued health insurance coverage under COBRA for a period in accordance with the requirements under COBRA unless the Employee is or becomes ineligible under the provisions of COBRA for continuing coverage. The Employee shall be solely responsible for paying the full cost of the monthly premiums for COBRA coverage.
Except as set forth in this Agreement and Section IV.D of the Executive Severance Plan, there are no other payments or benefits due to the Employee from the Company. The Employee acknowledges and agrees that the Company has made no representations to the Employee as to the applicability of Code Section 409A to any of the payments or benefits provided to the Employee pursuant to the Executive Severance Plan or this Agreement.

VII.Employee Protection
Nothing in this Agreement or otherwise limits the Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state, local or international governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company.  The Company may not retaliate against the Employee for any of these activities, and nothing in this Agreement or otherwise requires the Employee to waive any monetary award or other payment that the Employee might become entitled to from the SEC or any other Government Agency.
VIII.Mutual Release of Claims
In consideration of the payments and benefits described in Section IV of the Executive Severance Plan and Sections III and V of this Agreement, to which the Employee agrees the Employee is not entitled until and unless the Employee executes and does not revoke this Agreement, the Employee, for and on behalf of the Employee and the Employee’s heirs and assigns, subject to the following two sentences hereof, agrees to all the terms and conditions of this Agreement and hereby waives and releases any common law, statutory or other complaints, claims or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Employee ever had, now has or may have against AIG and its shareholders, successors, assigns, directors, officers, partners, members, employees, agents, representatives, benefit plans or the Executive Severance Plan (collectively, the “Releasees”), arising on or before the date of the Employee’s execution of this Agreement, including, without limitation, any complaint or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state, local and foreign laws and regulations. By signing this Agreement, the Employee acknowledges that the Employee intends to waive and release any rights known or unknown that the Employee may have against the Releasees under these and any other laws; provided that the Employee does not waive or release claims with respect to the right to enforce the Employee’s rights under this Agreement or with respect to any rights to indemnification under the Company’s Charter and by-laws (the “Unreleased Claims”). Nothing herein modifies or affects any vested rights that the Employee may have under any applicable retirement plan, 401(k) plan, incentive plan or deferred compensation plan; nor does this Agreement confer any rights with respect to such plans, which are governed by the terms of the respective plans (and any agreements under such plans).

In consideration for the Employee’s release of claims set forth herein and the Employee’s other obligations in this Agreement, the Company, for and on behalf of its shareholders, successors, assigns, directors, officers, partners, members, employees, agents, benefit plans or the Executive Severance Plan, agrees to all the terms and conditions of this Agreement and hereby waives and releases any common law, statutory or other complaints, claims or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Company ever had, now has or may have against the Employee and her successors or assigns, arising on or before the date of the Employee’s execution of this Agreement, including, without limitation, any complaint or cause of action arising under federal, state, local and foreign laws and regulations. By signing this Agreement, the Company acknowledges that the Company intends to waive and release any rights known or unknown that the Company may have against the Employee under these and any other laws; provided that the Company does not waive or release claims with respect to the right to enforce the Company’s rights under this Agreement.
IX.Employee Representations
The Employee acknowledges that the Employee has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim and as set forth in Section VII, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). The Employee represents that, except with respect to an Unreleased Claim and as set forth in Section VII, the Employee is not aware of any basis on which such a Proceeding could reasonably be instituted. By signing this Agreement, the Employee:
(a)Acknowledges that the Employee shall not initiate or cause to be initiated on his or her behalf any Proceeding and shall not participate in any Proceeding except as set forth below or as required by law; and
(b)Waives any right to recover monetary damages or other individual relief arising out of any Proceeding.
The Employee further acknowledges and represents that the Employee is not aware of any:
(c)Changes in internal controls over the Company’s financial reporting that may materially affect, or are reasonably likely to materially affect, internal control over financial reporting;
(d)Significant deficiencies or material weaknesses in the design or operation of internal controls over the Company’s financial reporting;
(e)Fraud, whether or not material, that involves management or other employees of the Company;
(f)Material violations of Company policies or its code(s) of conduct; or
(g)Material violations of laws or regulations involving the Company, its management or other employees.
Notwithstanding the above, nothing in Section VIII of this Agreement shall:

(h)Limit or affect the Employee’s right to challenge the validity of the Employee’s release set forth in Section VIII above under the ADEA, or the Older Workers Benefit Protection Act; or
(i)Prevent the Employee from filing a charge or complaint with or participating in any investigation or proceeding conducted by the EEOC, the National Labor Relations Board or other federal, state or local governmental or regulatory agencies, including as set forth in Section VII.
X.Time to Consider
The payments and benefits payable to the Employee under this Agreement include consideration provided to the Employee over and above anything of value to which the Employee already is entitled. The Employee acknowledges that the Employee has been advised that the Employee has twenty-one (21) days from the date of the Employee’s receipt of this Agreement to consider all the provisions of this Agreement.
THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE EMPLOYEE IS GIVING UP CERTAIN RIGHTS WHICH THE EMPLOYEE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION VIII OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND THE EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.
XI.Revocation
The Employee hereby acknowledges and understands that the Employee shall have seven (7) days from the date of the Employee’s execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) by providing written notice of revocation delivered to the CEO no later than 5:00 p.m. on the seventh day after the Employee has signed the Agreement. In addition, the Employee acknowledges and understands that the Employee shall have seven (7) days from the date of the Employee's reaffirmation of the release provisions contained in this Agreement, as set forth at Exhibit A (the “Reaffirmation”), to revoke such Reaffirmation; provided that any revocation of the Reaffirmation shall revoke only the Employee’s release of claims that were not otherwise released upon her initial execution and non-revocation of this Agreement. Neither the Company nor any other person is obligated to provide any payments or benefits to the Employee pursuant to Sections III or V of this Agreement or the Executive Severance Plan until eight (8) days have passed since the Employee’s signing of this Agreement, or the Reaffirmation, as applicable, without the Employee having revoked this Agreement. If the Employee revokes this Agreement pursuant to this Section XI, the Employee shall be deemed not to have accepted the terms of this Agreement, and no action shall be required of AIG under any section of this Agreement. This Agreement and the Reaffirmation, in each case, will not become effective and enforceable until the eighth day after Employee’s signature (if not revoked pursuant to the terms of this paragraph).

XII.No Admission
This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Employee or AIG.
XIII.Restrictive Covenants
A.Non-Solicitation/Non-Competition
The Employee acknowledges and recognizes the highly competitive nature of the businesses of AIG and accordingly agrees as follows:
During the period commencing on the Employee’s Separation Date and ending on the one year anniversary of such date (the “Restricted Period”), the Employee shall not, directly or indirectly, regardless of who initiates the communication, solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to any employee, consultant, registered representative or agent of AIG to terminate his or her employment or other relationship with AIG or to leave its employee or other relationship with AIG for any engagement in any capacity or for any other person or entity, without AIG’s written consent.
During the period commencing on the Employee’s Separation Date and ending on the six (6)-month anniversary of such date, the Employee shall not, directly or indirectly:
(a)Engage in any “Competitive Business” (defined below) for the Employee’s own account;
(b)Enter the employ of, or render any services to, any person engaged in any Competitive Business;
(c)Acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
(d)Interfere with business relationships between AIG and customers or suppliers of, or consultants to AIG.
For purposes of this Section XIII.A, a “Competitive Business” means, as of any date, including during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the following activities in any geographical area in which AIG does such business:
(1)The property and casualty insurance business, including commercial insurance, business insurance, personal insurance and specialty insurance;
(2)The life and accident and health insurance business;

(3)The underwriting, reinsurance, marketing or sale of (y) any form of insurance of any kind that AIG as of such date does, or proposes to, underwrite, reinsure, market or sell (any such form of insurance, an “AIG Insurance Product”) or (z) any other form of insurance that is marketed or sold in competition with any AIG Insurance Product;
(4)The investment and financial services business, including retirement services and mutual fund or brokerage services; or
(5)Any other business that as of such date is a direct and material competitor of one of AIG’s businesses.
Notwithstanding anything to the contrary in this Agreement, the Employee may directly or indirectly own, solely as an investment, securities of any entity engaged in the business of AIG which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Employee (a) is not a controlling person of, or a member of a group which controls, such entity and (b) does not, directly or indirectly, own one percent or more of any class of securities of such entity. Further, nothing herein shall prevent the Employee from engaging in the practice of law.
The Employee understands that the provisions of this Section XIII.A may limit the Employee’s ability to earn a livelihood in a business similar to the business of AIG but the Employee nevertheless agrees and hereby acknowledges that:
(a)Such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of AIG;
(b)Such provisions contain reasonable limitations as to time and scope of activity to be restrained;
(c)Such provisions are not harmful to the general public; and
(d)Such provisions are not unduly burdensome to the Employee.
In consideration of the foregoing and in light of the Employee’s education, skills and abilities, the Employee agrees that the Employee shall not assert that, and it should not be considered that, any provisions of this Section XIII.A otherwise are void, voidable or unenforceable or should be voided or held unenforceable.
It is expressly understood and agreed that, although the Employee and the Company consider the restrictions contained in this Section XIII.A to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section XIII.A or elsewhere in this Agreement is an unenforceable restriction against the Employee, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

B.Mutual Nondisparagement
(a)The Employee agrees (whether during or after the Employee’s employment with AIG) not to, and to not cause or encourage any other person to, issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Releasees. Nothing herein shall prevent Employee from making or publishing truthful statements (i) when required by law, subpoena, or court order, (ii) in the course of any legal, arbitral, or regulatory proceeding, (iii) to any governmental authority, regulatory agency or self-regulatory organization, including as set forth in Section VII, (iv) in connection with any investigation by AIG or (v) where a prohibition or limitation on such communication is unlawful.
(b)AIG agrees to direct the members of its Board, its executive officers and each person who reports directly to the CEO to not (or not cause or encourage any other person to) issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Employee, in each case whether during or after such individual’s employment with or service to AIG. Nothing herein shall prevent AIG from making or publishing truthful statements (i) when required by law, subpoena, or court order, (ii) in the course of any legal, arbitral, or regulatory proceeding, (iii) to any governmental authority, regulatory agency or self-regulatory organization (iv) in connection with any investigation by AIG or (v) where a prohibition or limitation on such communication is unlawful.
(c)Any allegation by the Employee or AIG of a material breach of this Section XIII(B) must be based on reasonable good faith corroboration that the purported false or disparaging statements, remarks or rumors were made by a member of AIG’s board of directors, an executive officer of AIG or a person who reports directly to the CEO, or by the Employee, respectively.
C.Code of Conduct
During the Employee’s employment with the Company, the Employee agrees to abide by all of the terms of the Company’s Code of Conduct and the Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics. Following such employment, the Employee agrees to continue to abide by such terms to the extent that they continue to apply after termination of employment.

D.Confidentiality/Company Property
The Employee agrees not to discuss or divulge the contents of this Agreement (except, if required, Employee may disclose the contents of Section XIII.A only, in connection with prospective employment) to anyone other than the Employee’s immediate family, attorneys, tax and financial advisors, Government Agencies (including as set forth in Section VII), governmental authorities or as may be legally required until such time as the Agreement enters the public domain through no fault or act of the Employee, and further agrees to use the Employee’s best efforts to ensure that none of the Employee’s immediate family, attorneys, or tax and financial advisors will reveal its contents to anyone else until such time as the Agreement enters the public domain through no fault or act of the Employee. Except as set forth in Section VII, the Employee shall not, without the prior written consent of AIG, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below), or any “Personal Information” (as defined below); provided that the Employee may disclose Confidential Information or Personal Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of AIG, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Employee to divulge, disclose or make accessible such information; provided, further, that in the event that the Employee is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, the Employee shall (if permitted to do so by applicable law):
(a)Promptly notify AIG of such order;
(b)At the written request of AIG, diligently contest such order at the sole expense of AIG; and
(c)At the written request of AIG, seek to obtain, at the sole expense of AIG, such confidential treatment as may be available under applicable laws for any information disclosed under such order.
Nothing herein or otherwise shall prevent the Employee from communicating directly with and providing information, including documents, not otherwise protected from disclosure by any applicable law or privilege to any Government Agency without disclosure to the Company (as set forth in Section VII), or from making or publishing any truthful statement without prior notice to the Company in connection with any investigation by the Company, or where a prohibition or limitation on such disclosures is unlawful.
Upon the Separation Date, the Employee shall return AIG property, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information.
For purposes of this Section XIII.D:

“Confidential Information” means an item of information or a compilation of information in any form (tangible or intangible), related to AIG’s business that AIG has not made public or authorized public disclosure of and that is not generally known to the public through proper means. Confidential Information includes, but is not limited to: (a) business plans and analysis, customer and prospective customer lists, personnel, staffing and compensation information, marketing plans and strategies, research and development data, financial data, operational data, methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions and trade secrets; and (b) information about the business affairs of third parties (including, but not limited to, customers and prospective customers) that such third parties provide to Company in confidence.
“Personal Information” shall mean any information concerning the personal, social or business activities of the officers or directors of the Company.
E.Developments
Developments shall be the sole and exclusive property of AIG. The Employee agrees to, and hereby does, assign to AIG, without any further consideration, all of the Employee’s right, title and interest throughout the world in and to all Developments. The Employee agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that AIG is the author of such Developments and owns all of the rights comprised in the copyright of such Developments. The Employee hereby assigns to AIG without any further consideration all of the rights comprised in the copyright and other proprietary rights the Employee may have in any such Development to the extent that it might not be considered a work made for hire. The Employee shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.
“Developments” shall mean all discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Employee alone or with others, and in any way relating to the business or any proposed business of AIG of which the Employee has been made aware or the products or services of AIG of which the Employee has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Employee’s employment with AIG.

F.Cooperation
The Employee agrees (whether during or after the Employee’s employment with AIG) that, except as provided in Section VII, if served with a subpoena or order that would compel the Employee to testify or respond to any regulatory inquiry, investigation, administrative proceeding or judicial proceeding regarding or in any way relating to the Releasees, including but not limited to any proceeding before or investigation by the EEOC concerning the Employee’s employment with the Company, to send immediately (but in no event later than three (3) business days after the Employee has been so served or notified) a written notification, and provide a copy of the subpoena or order, by overnight mail to CEO, American International Group, Inc., 1271 Avenue of the Americas, 41st Floor, New York, NY 10020. The Employee further agrees (whether during or after the Employee’s employment with AIG) to cooperate with AIG in connection with any litigation or legal proceeding or investigatory or regulatory matters in which the Employee may have relevant knowledge or information, and
This cooperation shall include, without limitation, the following:
(a)To meet and confer, at a time mutually convenient to the Employee and AIG, with AIG’s designated in-house or outside attorneys for purposes of assisting with any litigation or legal proceeding or any investigatory or regulatory matters, including answering questions, explaining factual situations, or preparing to testify;
(b) To appear for interview, deposition or trial testimony without the need for the Company to serve a subpoena for such appearance and testimony; and
(c)To give truthful sworn statements to AIG’s attorneys upon their request and, for purposes of any deposition or other testimony in any litigation or legal proceeding or any investigatory or regulatory matters, to adopt AIG’s attorneys as the Employee’s own (provided that there is no conflict of interest that would disqualify the attorneys from representing the Employee), and to accept their instructions at deposition.
The Company agrees to reimburse the Employee for reasonable out-of-pocket expenses necessarily incurred by the Employee in connection with the cooperation set forth in this paragraph. For the avoidance of doubt, reasonable out-of-pocket expenses do not include any attorneys’ fees and expenses incurred by the Employee in connection with the cooperation set forth in this paragraph. Any such legal fees and costs for the retention of separate counsel, including issues of advancement and indemnification, are separately governed by the applicable Company by-laws.

G.Survival
The provisions of this Section XIII shall survive any termination of this Agreement.
XIV.Enforcement and Clawback
If (a) at any time, AIG reasonably determines that the Employee breaches Section VIII or materially breaches Sections XIII.B or XIII.D of this Agreement; (b) within one (1) year of the expiration of any restrictive covenant described in Section XIII.A, of this Agreement, AIG determines that the Employee materially breached such restrictive covenant; or (c) within one (1) year of the last payment date for any separation benefit due under the terms of this Agreement, AIG determines that grounds existed, on or prior to the Separation Date, for AIG to terminate the Employee’s employment for Cause (as such term is defined in the Executive Severance Plan; it being understood that any such determination of Cause shall be made by the CEO), then: (x) no further payments or benefits shall be due to the Employee under this Agreement and/or the Executive Severance Plan; and (y) the Employee shall be obligated to repay to AIG, immediately and in a cash lump sum, the amount of any payments (other than any amounts received by the Employee under Section IV.D through F of the Executive Severance Plan) previously received by the Employee under this Agreement and/or the Executive Severance Plan (which shall, for the avoidance of doubt, be calculated on a pre-tax basis); provided that the Employee shall in all events be entitled to receive accrued wages and expense reimbursement and accrued but unused vacation pay as set forth in Section IV.A of the Executive Severance Plan. Any determination of a material breach by the Employee for purposes of enforcing AIG’s rights under this paragraph of this Section XIV shall be made (i) by the current Chairman & Chief Executive Officer so long as he remains the CEO and (ii) if the current Chairman & Chief Executive Officer is no longer serving as the CEO, by a court of competent jurisdiction, in accordance with Section XVII.
Further, the Employee agrees and acknowledges that the Employee shall be subject to the American International Group, Inc. Financial Restatement Compensation Recoupment Policy and the American International Group, Inc. Clawback Policy (together, the “Clawback Policies”), in each case subject to the terms and conditions thereof and, accordingly, any Covered Compensation (as defined in the Clawback Policies) may be subject to forfeiture and/or recoupment in accordance with the terms of such applicable policy.
The Employee acknowledges and agrees that AIG’s remedies at law for a breach or threatened breach of any of the provisions of Sections XIII.A, B, D and E of this Agreement would be inadequate, and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, AIG, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

XV.Resignation From Directorships; Continued Service and Memberships
Except as outlined in this Section XV, as of the Transition Date, the Employee will resign from her directorship of the Company and each of its subsidiaries and affiliates (and all other directorships, offices, and trusteeships, held in connection with his/her employment) by signing, dating and returning a letter in the form attached to this Agreement at Exhibit B to the CEO, American International Group, Inc., 1271 Avenue of the Americas, 41st Floor, New York, NY 10020, and undertakes to execute all further documents and do such further things as are necessary in order to give full effect to such resignations. The Employee acknowledges and agrees that the payments and benefits set forth in Section V of this Agreement are contingent upon the Employee executing and returning such resignation letter.
The Employee may (i) remain a member of the Nardello Advisory Board; and (ii) remain a member of the National Association of Corporate Directors through 2024, and (iii) continue to serve on the Harvard Law School Center for the Legal Profession with AIG’s financial support through 2026; provided, in the case of the foregoing clauses (ii) and (iii), that the Employee does not accept full-time employment with another company.
In addition, to the extent that the Company has the right to appoint at least four members of the board of directors of Corebridge Financial, Inc., the Company shall nominate the Employee to serve on such board in 2024 until the annual meeting of shareholders of Corebridge Financial, Inc. occurring in the 2025 fiscal year. Notwithstanding the foregoing, if the number of board members that the Company may appoint is reduced, then the Company may, in its sole discretion, at any time after the reduction is triggered, request that the Employee resign from such board position and the Employee shall promptly comply with such request.
XVI.Inquiries From Prospective Employers
The Employee agrees that the Employee will direct any inquiries from prospective employers to The Work Number, at www.theworknumber.com, and the Company agrees that, in response to any such inquiries, The Work Number will only provide information regarding the dates of the Employee’s employment and last job title, and shall inform the inquirer that it is company policy to provide only that information regarding former employees. The Employee will need to provide the Employee’s Social Security Number and the AIG Employer Code (AIG-12573) to facilitate these inquiries.
XVII.General Provisions
Other Definitions
Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Executive Severance Plan.
No Waiver; Severability
A failure of the Company or any of the Releasees to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding upon the Employee and the Releasees.

Governing Law
THIS AGREEMENT SHALL BE GOVERNED BY THE EMPLOYEE RETIREMENT INCOME SECURITY OF 1974, AS AMENDED (“ERISA”). TO THE EXTENT ERISA AND OTHER U.S. FEDERAL LAW DOES NOT APPLY, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK. THE EMPLOYEE CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS IN NEW YORK.
Entire Agreement/Counterparts
This Agreement constitutes the entire understanding and agreement between the Company and the Employee with regard to all matters herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing, signed by the parties hereto. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be returned via mail or email. An electronically transmitted signature shall be treated as an original signature for all purposes.
Notice
For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered: (a) personally; (b) by overnight courier service; or (c) by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith; provided that notice of change of address shall be effective only upon receipt. Notices shall be deemed given as follows: (x) notices sent by personal delivery or overnight courier shall be deemed given when delivered; and (y) notices sent by United States registered mail shall be deemed given two (2) days after the date of deposit in the United States mail. If to the Employee, to the address as shall most currently appear on the records of the Company.
If to the Company, to:

American International Group, Inc.
1271 Avenue of the Americas, 41st Floor
New York, NY 10020
Attn: Chairman & Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

EMPLOYEE
By:	/s/ Lucy Fato
Name: Lucy Fato
Title: Executive Vice President, General Counsel & Global Head of Communications and Government Affairs
Date: September 1, 2023

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Peter Zaffino
Name: Peter Zaffino
Title: Chairman & Chief Executive Officer
Date: September 1, 2023